Exhibit 4.4
DANA HOLDING CORPORATION
2008 COMMON STOCK BONUS PLAN
     1. Purpose. The purpose of this 2008 Common Stock Bonus Plan is to allow Dana Holding Corporation to provide, after the Effective Date, a one-time post-emergence bonus of shares of the Corporation’s Common Stock to Covered Employees who are not otherwise included under Appendix J of the Union Settlement Agreements (as defined in the Plan of Reorganization).
     2. Definitions. As used in the Plan:
     (a) The term “Authorized Officer” has the meaning specified in Section 10(b) of the Plan.
     (b) The term “Board of Directors” means the Board of Directors of the Corporation.
     (c) The term “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder.
     (d) The term “Common Stock” means the common stock, par value $0.01 per share, of the Corporation or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 8 of the Plan.
     (e) The term “Corporation” means Dana Holding Corporation, a Delaware corporation, and its successors.
     (f) The term “Covered Employee” means a person who:
     (i) (A)  is not covered by a collective bargaining agreement as of the Effective Date, (B) is a permanent, full-time hourly or salaried employee on the active payroll of, on an approved leave of absence (which began within 90 days prior to the Effective Date) from, or on temporary layoff (which began within 90 days prior to the Effective Date) from, the Corporation or any Subsidiary, and employed at a location in the United States, on the Effective Date, (C) has been employed by Dana Corporation, a Virginia Corporation (“Dana”), or any of Dana’s subsidiaries, for at least one year on the Effective Date, and (D) is not eligible for any of Dana’s management bonus or incentive programs or awards for 2007;
     (ii) (A) is represented by one of the Unions (as defined in the Plan of Reorganization, a “Union”) as of the Effective Date, (B) is on the active payroll of, or on an approved leave of absence from, the Corporation or any Subsidiary as of the Effective Date, (C) has been employed by Dana or any of Dana’s subsidiaries, for at least one year on the Effective Date, and (D) is either (1) employed at a location in the United States where such Union was recognized for the first time after July 5, 2007 and for which there is a ratified collective bargaining agreement or (2) employed in the bargaining unit at the Toledo Modules Plant, 315 Matzinger Road, Toledo, Ohio 43612 and for which there is a ratified collective bargaining agreement; or
     (iii) (A) is represented by The International Association of Machinists and Aerospace Workers as of the Effective Date, (B) is on the active payroll of, or on approved leave of absence from, the Corporation or any Subsidiary as of the Effective Date, (C) has been employed by Dana or any of Dana’s subsidiaries, for at least one year on the Effective Date, and (D) is employed at a location in the United States.
Notwithstanding this Section 2(f), Executive Officers of the Corporation, as last designated by the board of directors of Dana prior to the Effective Date, and all management persons eligible for the 2007 Annual Incentive Plan of Dana, are specifically excluded from this definition of Covered Employee, and are not covered by this plan.
     (g) The term “Effective Date” means the Effective Date as defined in the Plan of Reorganization.
     (h) The term “Executive Officer” means an officer of the Corporation that is subject to the liability provisions of Section 16 of the Securities Exchange Act of 1934.
     (i) The term “Issuance Date” means the date on which the issuances contemplated by Section 4 of the Plan are actually made, which Issuance Date will occur as soon as practicable after the Effective Date, and on or before December 31, 2008.

     (j) The term “Plan” means this Dana Holding Corporation 2008 Common Stock Bonus Plan, as it may be amended from time to time.
     (k) The term “Plan of Reorganization” means the Third Amended Joint Plan of Reorganization of Dana and its debtor subsidiaries, as debtors and debtors-in-possession in chapter 11 cases before the United States Bankruptcy Court for the Southern District of New York jointly administered under Case No. 06-10354 (BRL).
     (l) The term “Stock Certificate” shall mean the commemorative certificate approved by the Board of Directors for the Corporation’s Common Stock.
     (m) The term “Subsidiary” shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, on the Effective Date or thereafter, owned or controlled, directly or indirectly, by the Corporation.
     (n) The term “Union” has the meaning specified in Section 2(f) of the Plan.
     3. Shares Available Under the Plan.
     (a) The shares of Common Stock that shall be the subject of awards pursuant to the Plan may be treasury shares or shares of original issue, or a combination of the foregoing.
     (b) Subject to adjustments in accordance with Section 8 of the Plan, no more than 1,003,185 shares of Common Stock may be awarded to Covered Employees pursuant to the Plan (the “Total Shares”).
     4. Awards of Common Stock. On the Issuance Date, the Corporation shall issue the Total Shares to the Covered Employees, with each Covered Employee being awarded such number of Total Shares as determined by the Authorized Officers, or any of them, in his, her or their sole discretion.
     5. Employment.
     (a) Nothing contained in the Plan shall limit whatever right the Corporation or any Subsidiary might otherwise have to terminate the employment of any Covered Employee.

     (b) For purposes of the Plan, the continuous employment of any Covered Employee with the Corporation or any Subsidiary shall not be deemed interrupted, and the Covered Employee shall not be deemed to have ceased to be an employee of the Corporation or any Subsidiary, by reason of a transfer as an employee among the Corporation and the Subsidiaries. Additionally, a leave of absence approved by the Corporation for illness, military or government service or other leave provided by law shall not be considered as a break in employment for purposes of the Plan.
     6. Tax Withholding. To the extent that the Corporation is required to withhold federal or state taxes in connection with any award made or benefit realized by a Covered Employee under the Plan, and the amounts available to the Corporation for the withholding are insufficient, it will be a condition to the receipt of any shares of Common Stock pursuant to Section 4 of the Plan that the Covered Employee pay the balance of any taxes to be withheld. At the sole discretion of the Corporation, the Covered Employee’s payment of all or a portion of the withholding taxes may include the relinquishment of a portion of the award of Common Stock pursuant to Section 4 of the Plan.
     7. Registration; Qualification. Any contrary provision of the Plan notwithstanding, the Corporation shall not be obligated to deliver any Common Stock to a resident of any state or country unless and until such Common Stock and the sale thereof pursuant to the Plan have been listed, registered or otherwise qualified under all applicable laws or regulations or confirmation of exemption from the applicable listing, registration or qualification laws or regulation shall have been obtained or verified and such listing, registration or qualification or exemption therefrom shall continue to be effective, all as the Corporation shall, in its sole discretion, determine to be necessary or advisable. The Corporation shall use commercially reasonable efforts to maintain registration and applicable qualification of such Common Stock and the sale thereof with the United States Securities and Exchange Commission and the applicable state and local regulatory agencies in the United States. The Corporation shall not be required, however, to incur any direct or indirect expenses to list, register or qualify or to maintain the listing, registration or qualification of the sale of Common Stock pursuant to the Plan in any other country. The Corporation may require that Covered Employees make such representations and agreements and furnish such information as the Corporation may request to assure compliance with or exception from the foregoing or any other applicable legal requirements and may cause the Stock Certificate or Stock Certificates issued upon the award of Common Stock to bear a legend indicating the existence of any restriction resulting from such representations and agreements.
     8. Adjustments. The Board of Directors shall provide for such adjustments in the number of Total Shares specified in Section 3(b) of the Plan as the Board of Directors, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Covered Employees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Such adjustments shall be made automatically, without the necessity of Board of Directors’ action, on a customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of Common Stock.
     9. Fractional Shares. The Corporation shall not be required to issue any factional share of Common Stock pursuant to the Plan. The Corporation may provide for the elimination of fractions or for the settlement of fractions as follows: a fractional share or less than 0.5 shares will be rounded down to the nearest whole share; and a fractional share equal to or greater than 0.5 shares will be rounded up to the nearest whole share. This rounding method will be applied after the calculation and reduction of shares for withholding of taxes.
     10. Administration of the Plan.
     (a) To the extent permitted by applicable law, the Board of Directors may, from time to time, delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board of Directors, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board of Directors, the committee or such person may have under the Plan.
     (b) To the extent permitted by applicable law, the Board of Directors shall, by resolution, authorize one or more Executive Officers of the Corporation (each, an “Authorized Officer”), including the Chief Executive Officer of the Corporation, to do the following: (i) designate Covered Employees to be recipients of awards under the Plan; (ii) determine the size of any such awards; provided, however, that the resolution providing for such authorization sets forth the total number of shares of Common Stock the Authorized Officer(s) may grant; and (iii) the Authorized Officer(s) shall report to the Board of Directors regarding the awards granted pursuant to the authority delegated.
     (c) The interpretation and construction by the Board of Directors of any provision of the Plan or of any agreement, notification or document evidencing an award under the Plan, and any determination by the Board of Directors pursuant to any provision of the Plan or of any such agreement, notification or document, will be final and conclusive. Neither the Corporation nor any individual acting on behalf of the Corporation shall be liable for any such action or determination made in good faith.
     (d) The records of the Corporation maintained at its principal office in the United States shall be final and conclusive as to who was granted shares of Common Stock, and the number of such shares that each Covered Employee holds from time to time, under the Plan.
     11. Effective Date. The Plan will be effective as of the Effective Date.
     12. Laws Governing the Plan. The Plan and all awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.